Exhibit 10.1

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made as of this 6th day of December, 2019, by and between, 50 NAGOG PARK ACTON LLC, a Massachusetts limited liability company, having an address at c/o Calare Properties, 30 Speen Street, Framingham, MA 01701 (the “Licensor”), and SEACHANGE INTERNATIONAL, INC., a Delaware corporation, having an address at 50 Nagog Park, Acton Massachusetts (the “Licensee”).

W I T N E S S E T H:

WHEREAS, Licensee is the former owner of certain land and buildings located at 50 Nagog Park, Acton, Massachusetts described or depicted on Exhibit A attached hereto (the “Property”, and the building located thereon is the “Building”); and

WHEREAS, pursuant to a certain Purchase and Sale Agreement and Escrow Instructions dated as of November 4, 2019, as amended by the First Amendment to Purchase and Sale Agreement dated November 15, 2019, and as further amended by the Second Amendment to Purchase and Sale Agreement dated November 21, 2019 (collectively, the “PSA”), by and between Licensor, as seller, and Calare Properties, Inc., as buyer (whose interest as buyer was assigned to and assumed by Licensor), Licensor agreed to sell, and Licensee agreed to buy, the Property;

WHEREAS, as of the date hereof, Closing under the PSA has occurred and Licensor is now the owner of the Property (all capitalized terms used herein but not otherwise defined shall have the meanings set forth in the PSA); and

WHEREAS, Licensor and Licensee wish to enter into this Agreement to grant Licensee a license to use the Property.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

1.	Licensed Area. Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor a license to use the Building and the Property, subject to the terms and conditions contained herein.

2.

Term. The term of this Agreement shall commence on the date of this Agreement (the “Commencement Date”) and shall terminate on June 4, 2020 (the “Term”). Notwithstanding the foregoing, Licensee shall have the right to terminate this Agreement at any time, for any reason, or for no reason, upon no less than sixty (60) days prior written notice to the Licensor, and from and after the termination date set forth in such termination notice the Licensee shall have no right to enter, use or occupy the Property.

3.

Purpose; As-Is. Licensee shall be entitled to have access to the Property for the same purpose as used by Licensor prior to Closing. Licensee hereby ASSUMES ALL RISKS, known and unknown, arising out of or relating to Licensee’s use of the Property, including without limitation personal injury, illness, death and property damage.

4.

License Fee. Commencing on the Commencement Date and continuing thereafter during the Term (as it may be extended hereunder), Licensee shall pay Licensor, at its office identified above or such other place as Licensor may from time to time designate in writing, a monthly license fee of $4,000.00 (the “License Fee”). The License Fee shall be payable in advance on the 1st day of each month with the first License Fee payment due on the date of this Agreement. The License Fee shall be pro-rated in the event of a partial month hereunder. The License Fee shall be payable without notice, demand, offset or deduction for any reason.

Licensee shall additionally pay for or reimburse Licensor for any and all other impositions, taxes, liens, charges or expenses of any nature whatsoever in connection with the operation of the Property. In addition to the License Fee, Licensee shall pay to the parties respectively entitled thereto, or satisfy directly, all other impositions, insurance premiums, repair and maintenance charges, and any other charges, costs, obligations, liabilities, requirements, and expenses, which arise with regard to the Property or may be contemplated under any other provision of this Agreement during the Term, except for costs and expenses expressly made the obligation of Licensor in this Agreement.

5.	Utilities. Licensee agrees to pay the cost of all utilities serviced to the Property including but not limited to water, heat and electricity used or consumed at the Property during the Term.

6.

Maintenance of Property. Licensee acknowledges that it accepts the Property in “as is” condition without any obligation of Licensor to make any repairs or replacements or prepare the Property for Licensee’s use hereunder, and Licensor makes no representations, warranties or covenants, whether express or implied, as to the habitability, condition or fitness for any particular use of the Property or the Building. Licensee shall keep and maintain the Property and the surrounding area, including any Licensee equipment installed therein or thereabout, neat, clean, free of debris and trash, and in good order and repair and in an attractive condition. Licensee shall pay on demand the cost of any repairs of damage (except from insured casualty or condemnation) to the Property, the buildings thereon and the land and common areas surrounding said building that occur during the Term.

7.

Insurance; Release. Licensee shall, at its expense, take out and maintain, from the date upon which Licensee first enters the Property for any reason, and thereafter so long as Licensee is in occupancy of any part of the Property, insurance in the following amounts :

Commercial general liability insurance, including bodily injury and property damage (in the broadest form available, including without limitation broad form contractual liability, fire legal liability independent contractor’s hazard and completed operations coverage) under which Licensee is named as an insured and Licensor (and such others as are in privity of estate with Licensor, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall be at least equal to $2,000,000.00; and worker’s compensation insurance with statutory limits covering Licensee’s employees working on the Property.

“All-risk” property insurance on a “replacement cost” basis covering all Licensee’s personal property and containing an express waiver of any right of subrogation by the insurance company against Licensor or any other additional insureds.

Business interruption insurance in minimum amounts typically carried by prudent licensees or occupants of real property similar to the Property and engaged in operations similar to Licensee’s, but in no event in an amount less than the License Fee for the lesser of the then remaining Term hereunder or twelve (12) months.

All such policies shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Licensor and shall be obtained from responsible companies qualified to do business and in good standing in the Commonwealth of Massachusetts. Licensee agrees to furnish Licensor with certificates evidencing all such insurance prior to the beginning of the Term hereof. Licensee shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Licensee shall deliver to Licensor and any additional insured such renewal policy or a certificate thereof at least thirty (30) days prior to expiration of any existing policy. Each such policy shall be non-cancellable and not materially changed with respect to the interest of Licensor and such additional insureds without at least ten (10) days’ prior written notice thereto.

Licensee hereby releases Licensor, its officers, partners, members, consultants, employees, agents, parent companies, subsidiaries, affiliates, and all others claiming by, under or through Licensor (collectively, the “Licensor Parties”) with respect to any claim which it might otherwise have against any of the Licensor Parties with respect to Licensee’s use of the Property, including without limitation personal injury, illness, death and loss, damage or destruction of or to its property.

8.

Compliance with Law. Licensee shall at all times during the Term hereof and for such further time as Licensee shall occupy the Property or any part thereof, comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Property and any use being conducted therein.

9.

Indemnification. Licensee shall at all times during the Term and for such further time as Licensee shall occupy the Property or any part thereof, save the Licensor Parties harmless, and exonerate and indemnify and defend the Licensor Parties from and against any and all claims, liabilities or penalties asserted by or on behalf of Licensee or any other person, firm, corporation or public authority on account of nuisance or injury, death, damage or loss to person or property in or upon the Property arising out of the use or occupancy of the Property by Licensee or by any person claiming by, through or under Licensee (including, without limitation, all patrons, employees, contractors and agents of Licensee), or arising out of any delivery to or service supplied to the Property on behalf of Licensee, or arising out of labor disputes with Licensee’s employees or strikes, picketing or other similar actions, or on account of or based upon anything whatsoever done on the Property or property adjacent to the Property, or on account of Licensee’s failure to comply with any of its obligations under this Agreement. In respect of all of the foregoing, and any other indemnification obligations of Licensee provided for under this Agreement, Licensee shall indemnify and defend the Licensor Parties from and against all costs, expenses (including without limitation reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against any of the Licensor Parties by reason of any such claim. In connection therewith, Licensee shall employ counsel therefor reasonably satisfactory to Licensor.

Licensee shall pay promptly when due the entire cost of any work or services performed on behalf of Licensee so that the Property shall at all times be free of liens for labor and materials on account thereof. In addition, Licensee shall indemnify, defend and save the Licensor Parties harmless from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

Licensor shall not be liable for interruptions in services provided hereunder due to circumstances outside of its reasonable control including acts of force majeure or the acts or omissions of third parties including Licensor.

10.

Licensee’s Risk. Licensee shall, at all times during the Term hereof and for such further time as Licensee shall use the Property or any part thereof, keep all effects and property of every kind, nature and description of Licensee and of all persons claiming by, through or under Licensee which, during the continuance of this Agreement or any use of the Property by Licensee or anyone claiming under Licensee, may be on the Property, at the sole risk and hazard of Licensee, and if the same shall be lost or damaged by any cause, no part of said loss or damage is to be charged to or to be borne by Licensor.

11.

Yield Up. At the expiration of the Term, Licensee shall remove all of its personal property and equipment from the Property; repair all damage caused by such removal and yield up the Property, in the same condition it was in at the commencement of the Term of this Agreement. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Licensor in such manner as Licensor shall determine and Licensee shall pay Licensor the entire cost and expense incurred by it in effecting such removal and disposition and in making any incidental repairs and replacements to the Property. Licensee shall further indemnify Licensor against all loss, cost and damage resulting from Licensee’s failure and delay in surrendering the Property as above provided.

12.

Assignment. Licensee’s rights under this Agreement are personal to Licensee exclusively. Licensee shall not assign, pledge or otherwise transfer this Agreement or Licensee’s rights herein, not sub-license or otherwise underlet or allow any party other than Licensee to use or occupy the Property, in whole or in part, whether directly or indirectly, voluntarily, involuntarily or by operation of law. For purposes of this Section 12, an assignment shall be deemed to include any change in control of Licensee or any transaction pursuant to which Licensee is merged or consolidated with another entity or pursuant to which all or substantially all of Licensee’s assets are transferred to any other entity. Changes in control of Licensee shall include, without limitation, transfers (by one or more transfers) of the stock or partnership or beneficial interests or other evidences of ownership of Licensee or the issuance of additional stock or partnership or beneficial interests or other indicia of ownership in Licensee.

13.	Alterations. Licensee shall not make any installations, alterations or additions in, to or on the Property.

14.

Nuisance, Etc. Licensee shall not injure, deface or otherwise harm the Property; nor commit any nuisance; nor make, allow or suffer any waste; nor make any use of the Property which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Licensor’s insurance; not interfere with the use, operation and/or enjoyment of the Property or appurtenances of any tenants, occupants or other users of the Building.

15.

Hazardous Waste. Licensee shall not introduce on or transfer to the Property, any hazardous materials (as hereinafter defined) nor generate, store, use, release, spill or dispose of any hazardous materials in or on the Property (except for fuel stored in vehicles for the operation of such vehicles); and Licensee shall not commit or suffer to be committed in or on the Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to hazardous materials.

Licensee agrees that if it or anyone claiming under it shall generate, store, release, spill, dispose of or transfer to the Property any hazardous materials, it shall forthwith remove the same, at its sole cost and expense, in the manner provided by all applicable Environmental Laws, regardless of when such hazardous materials shall be discovered. Furthermore, Licensee shall pay any fines, penalties or other assessments imposed by any governmental agency with respect to any such hazardous materials and shall forthwith repair and restore any portion of the Property which it shall disturb in so removing any such hazardous materials to the condition which existed prior to Licensee’s disturbance thereof.

Licensee agrees to deliver promptly to Licensor any notices, orders or similar documents received from any governmental agency or official concerning any violation of any Environmental Laws or with respect to any hazardous materials affecting the Property or property located thereon.

For purposes of this Agreement, the term “hazardous materials” shall mean and include any oils, petroleum products, asbestos and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

“Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

The obligations of Licensee contained in this Section 15, as well as all indemnification obligations of Licensee hereunder, shall survive the expiration or termination of this Agreement.

16.

Default. Licensee’s failure to observe or perform any covenant or agreement contained herein on Licensee’s part to be observed or performed, after Licensor shall have given Licensee twenty-four (24) hours’ notice of such non-observance or non-performance, shall constitute a default hereunder. In the event of a default hereunder, in addition to all other remedies available at law or in equity, Licensor shall be entitled to immediately revoke the license granted thereby.

17.

No Estate Conveyed. This Agreement does not and shall not be deemed to (i) constitute a lease or a conveyance of personal or real property by Licensor to Licensee or (ii) confer upon Licensee any right, title estate or interest in the Property. This Agreement grants to Licensee only a personal privilege revocable by Licensor on the terms set forth herein. All amounts unpaid after the date due hereunder shall bear interest at an annual rate of six (6) percentage points above the prime rate or reference rate announced publicly by Citibank, N.A. as adjusted from time to time.

18.	Notices. All notices or other communications required or permitted hereunder shall be in writing and delivered pursuant to the notice terms of the PSA.

19.

Brokers. Licensor and Licensee each represent and warrant to each other that it has not dealt with any brokers or other parties entitled to a fee or commission in connection with the negotiation or execution of this Agreement. Licensor and Licensee shall indemnify and hold each other harmless against any loss, claim, damage, liability or expense (including reasonable attorney’s fees) incurred as a result of a breach of the representation or warranty under this paragraph.

20.

Limitation on Liability. Licensor shall not be liable for any interruptions in services due to circumstances beyond its reasonable control. In the event of any breach or default by Licensor, Licensee agrees to look solely to the equity interest of Licensor in and to the Building with respect to the satisfaction of any liability or claim against Licensor, it being specifically agreed that in no event whatsoever shall Licensor (which term shall include without limitation any partners, members, stockholders, employees, officers, directors or agents of Licensor) ever be personally liable for any such liability or claim. Under no circumstances shall Licensor ever be liable hereunder for any consequential, special or punitive damages.

21.

Licensor’s Access. Licensor shall have access to the Property for purposes of enforcing its rights or performing its obligations hereunder, and/or to showing the Property in connection with the use thereof upon the expiration of the Term, in each case on not less than twenty-four (24) hours’ advance notice to Licensee (which notice may be given by telephone or email to Licensee notwithstanding anything to the contrary contained herein) and provided that in the event of an emergency Licensor may have such access as shall be reasonable under the circumstances.

22.

Authority. Each of Licensor and Licensee represents and warrants to the other that it has the full right, power and authority to enter into this Agreement, and to perform and give full effect to its respective obligations under this Agreement, without the consent or joinder of any third party. Each of the natural persons signing this instrument on behalf of Licensor or Licensee, respectively, represents that such person has the authority to sign this instrument and to accordingly bind Licensor or Licensee, as applicable.

23.

Severability. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder hereof, or the application of such term or provision to persons, properties or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision hereof shall be valid and enforced to the fullest extent permitted by law.

24.	Successors or Assigns. The covenants and agreements herein contained shall bind and inure to the benefit of Licensor and Licensee and their respective successors and assigns.

25.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

26.	Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by each of the parties hereto.

27.	Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

28.	Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement, as a sealed instrument, as of the day and year first above written.

LICENSOR:

50 NAGOG PARK ACTON LLC, a Massachusetts limited liability company

By:

	By:	/s/ William L. Manley
Name: William L. Manley
Its: Authorized Signatory

LICENSEE:

SEACHANGE INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Michael D. Prinn
Name: Michael D. Prinn
Its: Chief Financial Officer

Exhibit A

DESCRIPTION OF THE PROPERTY

Exhibit A omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of such omitted exhibit will be furnished as a supplement to the Securities and Exchange Commission upon request.